EXHIBIT 99-1




                   (WPS RESOURCES CORPORATION LETTERHEAD)




For immediate release:                  For more information contact:
December 11, 1998                       Dan Bittner, Chief Financial Officer
                                        920-433-1463


               Warm Weather Impacts WPS Resources Earnings

     GREEN BAY, WI. - Officials at WPS Resources Corporation announced that the unseasonably warm weather has created a negative impact on its fourth-quarter earnings. The extremely mild weather continued through November and early December, reducing natural gas revenues at the company's regulated utility and its nonregulated energy marketing subsidiary. The company reported that fourth-quarter earnings could be reduced by $0.10 - $0.15 per share and perhaps more if the warm weather continues through December.

     The unseasonably warm weather in the first quarter of this year, combined with the recent warm weather, has resulted in heating season average temperatures about 17 percent warmer than normal which will result in lower natural gas and electric sales.

     The 1997 annual earnings for WPS Resources were $2.25 per share. Earnings through the third quarter of 1998 were $1.52 per share.

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